Exhibit 99.1

STAAR Surgical Announces Preliminary Results of Special Meeting of Stockholders

STAAR Intends to Terminate Alcon Merger Agreement

LAKE FOREST, CA, January 6, 2026 – STAAR Surgical Company (NASDAQ: STAA) (“STAAR”), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, announced that based on preliminary estimates by STAAR’s proxy solicitor, STAAR did not receive the necessary stockholder votes to approve the merger agreement with Alcon at the Special Meeting of Stockholders held today.

STAAR intends to terminate its merger agreement with Alcon. No termination fee will be payable by either party, and STAAR will remain a standalone, publicly traded company and continue to trade on Nasdaq under the ticker symbol “STAA.”

Stephen Farrell, CEO of STAAR, said, “The Board approved the Alcon agreement because we determined that it was in the best interests of STAAR stockholders. We respect the outcome of the vote and look forward to working collaboratively with shareholders to ensure the best possible outcome for STAAR as a stand-alone company.”

Mr. Farrell continued, “We remain committed to maximizing stockholder value and realizing the full potential of STAAR’s innovative technology. STAAR has a dedicated and loyal team that will compete successfully, and our EVO ICL technology is best in class. In the short term, we will continue to prioritize profitable sales growth while we drive efficiencies through our distribution network. Our EVO ICL technology should be used more extensively worldwide, and it is our mission to achieve that objective.”

The final certified results from the Special Meeting will be reported in a Form 8-K filed by STAAR with the U.S. Securities and Exchange Commission.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICLs are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

STAAR Contacts:

Niko Liu, CFA

United States: +1 626-303-7902 (ext 3023)

Hong Kong: +852-6092-5076

nliu@staar.com

investorrelations@staar.com

Connie Johnson

+1 626-303-7902 (ext 2207)

cjohnson@staar.com

Lucas Pers / Alexandra Benedict

Joele Frank, Wilkinson Brimmer Katcher

+1 212-895-8692 / +1 212-895-8644